Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Brian Tanner, Hawaiian Telcom	Dan Smith, Hawaiian Telcom
(808) 546-3442	(808) 546-3124

For Immediate Release

Hawaiian Telcom Reports Second Quarter 2006 Results

HONOLULU (Monday, August 14, 2006) — Hawaiian Telcom Communications, Inc. today reported financial results for its second quarter 2006. Quarterly highlights for the company include:

•	Operating revenues, adjusted for non-cash purchase accounting items, increased 1.5% sequentially to $147.1 million.

•	Adjusted EBITDA (as defined herein) was $50.2 million, and included $4 million of incremental non-cash reserves and $2 million of higher second quarter costs not expected to occur in the ordinary course of business.

•	Transition costs and other cost structure changes incurred in the second quarter were $6.6 million.

•	Access lines declined 2.0% sequentially to 626,367, above the first quarter 2006 decline of 1.1%. In comparison to the prior year, overall access line decline was 5.3%.

•	High-speed Internet connections were up sequentially 6.8%, or 5,678 lines, to 89,253 lines.

“The second quarter marked the true beginning of our existence as a standalone company, as we took full control of the network and began operating on our own new financial and operational support systems,” said Michael Ruley, Hawaiian Telcom’s chief executive officer. “The transition from our predecessor has presented many challenges for our company; some expected and others unexpected, but we remain committed to our goal of bringing higher quality customer service and exciting new products and services to the state of Hawaii.”

Second Quarter 2006 Results

Revenues

Operating revenues declined 2.3% to $147.1 million from $150.5 million (combined Hawaiian Telcom and Predecessor results) in the prior year, when adjusted for non-cash purchase accounting items. Hawaiian Telcom attributed the revenue decrease to a decline in access lines and the sales and installation of customer premise equipment, which was offset by growth in high-speed Internet revenues. As compared to the first quarter 2006, after adjusting for non-cash purchase accounting, operating revenues were approximately 1.5% higher. The total revenue impact of the non-cash purchase accounting items was $2.4 million in the quarter, which is related to deferred wireline activation revenue not recorded at the time of purchase.

“Our second quarter results were essentially in line with our expectations, but there were several transition-related disruptions to our business that caused us to incur higher than anticipated costs, which we do not believe are a true reflection of our underlying business,” Ruley commented. “We remain confident in the opportunities we see in this marketplace, and convinced that we are building the right assets, with the right strategy and the right people to allow us to address those opportunities.”

Operating Expenses

Operating expenses for second quarter 2006 were $146.3 million compared with $154.8 million in the prior year (combined Hawaiian Telcom and Predecessor results). The year over year decrease was primarily related to changes in our cost structure. Sequentially, operating expenses decreased 3.5% from $151.6 million in the first quarter 2006.

The sequential decrease is due to the absence of payments to Verizon to provide transition support services, largely offset by remaining transition costs and other cost structure changes. The total expense impact of the non-cash purchase accounting items was $8.9 million in the quarter, $11.3 million due to increased depreciation and amortization from the initial asset revaluation, partially offset by $2.4 million related to deferred wireline activation expense, written off at the time of purchase.

In the quarter, Hawaiian Telcom incurred $6.6 million of transition costs related to the cut-over from Verizon, including facilities renovation, relocation, systems, training and residual contractor costs.

Net Income/Adjusted EBITDA Reconciliation

Adjusted EBITDA for the second quarter 2006 was $50.2 million, and included $4 million of incremental non-cash reserves and $2 million of higher second quarter costs not expected to occur in the ordinary course of business. Adjusted EBITDA was determined as follows (dollars in thousands):

Company
Three Months Ended June 30, 2006
Net loss	$(32,230)
Income tax provision	1,500
Interest expense, net of interest income	29,151
Depreciation and amortization	45,162

EBITDA	43,583
Transition costs	6,577

Adjusted EBITDA	$50,160

Note: EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and transition costs not expected to occur regularly in the ordinary course of business. The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance and make operating decisions as well as for covenant compliance purposes under the senior credit facility. The three months ended June 30, 2005 has not been presented as management does not feel this period is comparable or meaningful in comparison to the period presented.

Cash & Liquidity

At the end of the second quarter Hawaiian Telcom had drawn $149.0 million under its revolving credit facility, up from $113.5 million at the end of the first quarter, and has $50.9 million available, subject to covenants. The Company used approximately $36 million in the second quarter for operating and investing activities, including payments for the transition costs mentioned earlier. Reported capital expenditures were $26 million for the second quarter.

Conference Call

The Company will host a conference call to discuss its second quarter 2006 results at 8:00 a.m. (Hawaii Time), or 2:00 p.m. (Eastern Time) on Tuesday, August 15th, 2006.

To access the call, participants should dial (888) 417-7534 (US/Canada), or (706) 679-4222 (International) five minutes prior to the start of the call. A telephonic replay of the conference will be available from 10:00 a.m. (Hawaii Time), or 4:00 p.m. (Eastern Time)

on August, 15th, 2006 through August 22rd, 2006 by dialing (800) 633-8625 and entering confirmation code 21299924. Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21299924.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, and print directory and Internet directory services.

Forward Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, projection or estimate that includes or references the words “believes”, ““anticipates”, “intends”, “expects”, “will” or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s Form S-4 report. The information contained in this release is as of August 15th, 2006. It is anticipated that subsequent events and developments will cause estimates to change.

# # #

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in thousands)

	Company		Predecessor
	Three Months Ended June 30,		Period from April 1 to May 1, 2005
	2006	2005
Operating revenues	$144,674	$81,023	$51,800

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	55,680	35,855	19,600
Selling, general and administrative	45,411	50,313	12,100
Depreciation and amortization	45,162	26,648	10,300

Total operating expenses	146,253	112,816	42,000

Operating income (loss)	(1,579)	(31,793)	9,800

Other income (expense):
Interest expense	(29,299)	(24,348)	(2,900)
Other income and expense, net	148	596	100

Total other income (expense)	(29,151)	(23,752)	(2,800)

Income (loss) before provision for income taxes	(30,730)	(55,545)	7,000

Provision for income taxes	1,500	1,200	2,500

Net income (loss)	$(32,230)	$(56,745)	$4,500

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in thousands, except per share information)

	Company
	June 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$2,706	$10,321
Receivables, net	95,292	78,940
Material and supplies	5,788	5,711
Prepaid expenses	7,877	4,364
Other current assets	5,542	6,346

Total current assets	117,205	105,682
Property, plant and equipment, net	829,831	817,333
Deferred financing and other assets	66,674	52,067
Intangible assets, net	615,209	647,199
Goodwill	136,779	134,273

Total assets	$1,765,698	$1,756,554

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$60,510	$50,387
Accrued expenses	28,597	32,572
Advance billings and customer deposits	16,740	16,006
Current maturities of long-term debt	11,500	3,000
Other current liabilities	6,689	9,306

Total current liabilities	124,036	111,271
Long-term debt	1,386,500	1,343,500
Deferred income taxes	7,100	4,100
Employee benefit obligations	49,762	44,141
Other liabilities	9,471	7,345

Total liabilities	1,576,869	1,510,357

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,024	428,000
Accumulated other comprehensive income	24,704	11,275
Accumulated deficit	(263,899)	(193,078)

Total stockholder’s equity	188,829	246,197

Total liabilities and stockholder’s equity	$1,765,698	$1,756,554

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in thousands)

	Company		Predecessor
	Six Months Ended June 30,		Period from January 1 to May 1, 2005
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(70,821)	$(72,402)	$16,100
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	85,629	26,648	39,600
Deferred income taxes, net	3,000	1,200	(11,700)
Employee retirement benefits	5,621	3,031	(300)
Changes in operating assets and liabilities:
Receivables	(18,608)	(212)	11,400
Material and supplies	(77)	501	(3,300)
Other current assets	(2,709)	(8,636)	(400)
Accounts payable and accrued expenses	6,835	6,780	(8,800)
Other current liabilities	(2,818)	1,952	1,400
Other, net	972	4,536	(7,800)

Net cash provided by operating activities	7,024	(36,602)	36,200

Cash flows from investing activities:
Capital expenditures	(66,139)	(21,709)	(22,800)

Purchase of Verizon’s Hawaii Business, net of cash acquired	—	(1,337,729)	—
Net change in note receivable	—	—	11,300
Other	—	—	(200)

Net cash used in investing activities	(66,139)	(1,359,438)	(11,700)

Cash flows from financing activities:
Capital contribution	—	428,000	—
Proceeds from issuance of debt	241,000	1,021,800	—
Payment of deferred debt issue costs	—	(37,763)	—
Repayment of debt	(189,500)	—	(283,800)
Net change in parent funding	—	—	259,700
Other	—	—	100

Net cash provided by (used in) financing activities	51,500	1,412,037	(24,000)

Net change in cash and cash equivalents	(7,615)	15,997	500
Cash and cash equivalents, beginning of period	10,321	—	1,200

Cash and cash equivalents, end of period	$2,706	$15,997	$1,700

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$58,509	$5,710	$18,800
Income taxes paid	—	—	4,400
Supplemental disclosure of non cash financing activities:
Assumption of existing debentures in connection with acquisition of Verizon’s Hawaii Business	—	300,000	—